                                    AGREEMENT

       Agreement, dated as of July 20, 1998 (this "Agreement"), by and between RMS Titanic, Inc. (The "Customer"), a corporation organized under the laws of the State of Florida corporation with offices located at 17 Battery Place, Suite 203, New York, New York 10004, and Oceaneering International, Inc. ("Oceaneering"), a corporation organized under the laws of the State of Delaware, USA, with offices located at 501 Prince George's Boulevard, Upper Marlboro, Maryland 20774.

                                    RECITALS

       WHEREAS, the RMS Titanic sank in approximately 12,000 feet of water at a place located approximately 400 miles south of Newfoundland ("Project Site"), and Customer has an interest in proceeding to the Titanic Project Site for the purpose of obtaining video documentation of the wreck, supporting completion of a television series, including a live video feed to national television audiences, and of performing scientific tasks; and

       WHEREAS, Oceaneering is experienced in underwater Remotely Operated Vehicle ("ROV") operations; and

       WHEREAS, Customer wishes to engage Oceaneering to exercise Oceaneering's best efforts to proceed to the location designated by Customer and operate Oceaneering's Magellan 725 ROV System (the "Magellan") to obtain broadcast quality video of the Titanic, to provide umbilical and mother ROV pass through support to Customer Supplied Equipment as defined in Exhibit B (hereinafter referred to as "Customer Supplied Equipment"), and to place and retrieve non-hazardous microbiological test apparatus, and to recover objects at the Project Site consistent with the Magellan's lifting capabilities (such as coal or other small objects); and

       WHEREAS, the broadcast quality video cameras will be provided by others, along with interfacing assistance; and the Customer Supplied Equipment will be provided by others, along with interfacing assistance; and

       WHEREAS, Oceaneering has agreed to provide such services upon the terms set forth herein.

       NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Services. During the time period set forth on Exhibit A hereto, Oceaneering shall provide the Magellan and appropriate crew therefor and use its best efforts operate the Magellan, in accordance with the terms set forth herein, to obtain broadcast quality video of the Titanic, to provide umbilical and mother ROV pass through support to, Customer's Supplied Equipment, and to place and retrieve non-hazardous microbiological test apparatus, as more specifically set forth below.

2. The Vessel

       The Customer shall provide the M/V OCEAN VOYAGER (Vessel) to support the Customer Supplied Equipment and the operations described herein. If necessary and with Customer's approval, Oceaneering shall make a representative available under this Agreement to inspect the Vessel with the understanding that the Oceaneering representative, in his reasonable opinion, can request Vessel modifications essential to interfacing the Magellan to the Vessel. The involvement of Oceaneering in requesting or approval of modifications to the Vessel does not in any way lessen the Customer's complete and total responsibility for all aspects of the Vessel. The Customer shall be responsible for all direct and indirect costs associated with provision and operation of the Vessel, including but without limitation to: vessel hire, fuel lube oil, victualing, port/dock fees, garbage removal, security guards, pilotage, anchorage, agent's fees, surveys, gas-freeing, communications, etc.

       Oceaneering acknowledges that it has received and review the "Safety Requirements" set forth in Section 20.5 of the Agreement between Customer and French Institute for the Research and Exploration of the Seas ("IFREMER"), relating to the vessel "The Nadir", which shall also be at the site during the expedition to the Titanic. Oceaneering accepts and agrees to comply with such "Safety Requirements".

3. Pre-mobilization, Mobilization and Demobilization

       3.1 Oceaneering shall participate with others, including Nauticos LLC and Woods Hole Oceanographic Institution, to interface the Customer Supplied Equipment and the broadcast video equipment, respectively, to the Magellan system. In all cases Oceaneering shall have approval authority regarding such interfaces and the potential impact on the safe and effective operation of the total interfaced system. Oceaneering will not be responsible for the Customer Supplied Equipment nor warranty the working of the said equipment.

       3.2 Oceaneering shall mobilize the Magellan system and eight (8) operating Personnel at the Port of Boston. Oceaneering shall transport Personnel to Boston, and in general, will equip the Customer supplied Vessel with the Magellan system, making her ready for the activities required under this Agreement. The Customer's representative on board the vessel shall direct the Vessel to the location of the Titanic. At the end of the operational activities and upon return of the Vessel to Boston, Oceaneering shall offload and demobilize the Magellan system. Oceaneering shall instruct the Crew to use best efforts to carry out the services set forth herein promptly and within the Magellan system's capabilities by day and by night in accordance with this Agreement and at such time and on schedules as the Customer may reasonably require without any obligations of the Customer to pay to Oceaneering or its crew any excess or overtime payments. If the Customer has reason to be dissatisfied with the conduct of any member of the Crew, Oceaneering on receiving particulars of the complaint shall promptly investigate the matter and, if, in their opinion, it is necessary and practicable, make a change in the appointment.

       3.3 Oceaneering shall advise the Customer of the expected date of arrival of the Magellan system at Boston. The Customer will ensure the Vessel is in Boston and available for onload of the Magellan system during the period 24 July 1998 to 29 July 1998 and shall use commercially reasonable effort to make the Vessel available and ready for the onload of the Customer Supplied Equipment as soon as reasonably possible. There shall be no additional charge for the Customer Supplied Equipment for any delays following its arrival at Boston, while standing by for on-load availability. The operation will terminate on or about 01 September and the vessel will return to Boston and be immediately offloaded. Should Customer extend the Magellan beyond 01 September 1998, Customer agrees to pay a day rate in the amount of U.S. Fifteen Thousand Dollars ($15,000) per day until such time as the Magellan has departed the RMS Titanic to return to Boston.

4. Costs. The cost for the Equipment, Consumables (estimated) and all Personnel for the operation, to be paid by Customer to Oceaneering, is as set forth in Exhibit C (Oceaneering's Proposal dated 05/14/98). If during the period of hire, the Magellan is unable to dive due to a technical failure, i.e. technical breakdown, crew illness or any other reason under the control of Oceaneering during a total period(s) exceeding an aggregate of 48 hours, the amount paid by Customer to Oceaneering shall be lowered, for each period totaling 24 hours without dive for technical failure arising after the said period(s) aggregating 48 hours by $4,500. If the Magellan System does not make any dive due to technical failure of the Magellan System, then Oceaneering shall refund to Customers all sums paid hereunder, and shall release Customers from any further obligations under this Agreement excluding mobilization costs.

5. Payment Terms. Customer shall remit to Oceaneering the amount of US $600,000 via wire transfer, to the account set forth on Exhibit A, pursuant to the payment terms set forth on such Exhibit A. In addition, Customer has agreed to an additional payment amount of $45,000, for modifications to the Magellan. Oceaneering hereby confirms that such $45,000 has been paid on behalf of Customer prior to execution this Agreement. Oceaneering further confirms that there has been made on behalf of Customer the first payment due in accordance with such Exhibit A (i.e. $120,000) prior to execution of this Agreement. Upon completion of each milestone listed on Exhibit A, Oceaneering will submit an invoice to Customer via facsimile (addressed to the attention of Eloise Patterson, facsimile number 301-986-4828). Customer agrees to remit payment to Oceaneering via wire transfer within two business days of receipt of each such faxed invoice.

       Oceaneering has no obligation to remain at the Project Site and may demobilize at any time the daily rate and charges incurred or to be incurred for requested services that have not been paid by Customer when due. Customer agrees to return back to Boston of off-load the Magellan.

       Time is of the essence with respect to all payments to be made by Customer. Failure of Customer to timely make any payment when due is cause for suspension of performance by Oceaneering and/or termination of the Agreement by Oceaneering without prejudice to any sums that may be due Oceaneering under the Agreement.

6. Best Efforts. The undertaking of Oceaneering under this Agreement is to put forth its best efforts to photo/video document the Wreckage, and to recover objects at the Project Site consistent with the Magellan's lifting capabilities (such as coal and other small objects) utilizing the Magellan System, as interfaced with the Customer Supplied Equipment and cameras, and Personnel herein specified and relying upon the information provided by the Customer. Because of inherent and unforeseeable risks in seabed operations, the Customer assumes the risk of location of the Wreckage and the success of obtaining, and the usefulness of the photo/video documentation as information, and if the Customer objectives are not achieved, unless as a result of the gross negligence or willful misconduct of Oceaneering or its Crew, and except as a result of the technical failure of the Magellan System as set forth above, Oceaneering shall nevertheless be entitled to full mobilization and demobilization fees, the applicable day rates for Magellan System and Crew, and all other fees and charges due Oceaneering under this Agreement. With respect to the Customer Supplied Equipment, Customer acknowledges that Oceaneering does not warrant nor assume any liability for the operational performance or interfacing of the Customer Supplied Equipment with the Magellan.

7. Liability and Insurance For purposes of this Clause 7, the term "Oceaneering, ET AL" is used as a reference individually and collectively for Oceaneering and its parent, subsidiary and affiliated companies, Oceaneering's subcontractors and all other parties with whom Oceaneering has a contractual relationship (excluding Customer) and its and all of their officers, directors, employees, agents, assigns, representatives, contractors, and subcontractors, and the subrogees of said parties. Similarly, the term "Customer, ET AL" is used as a reference individually and collectively for Customer and its parent, subsidiary and affiliated companies and its and their officers, directors, employees, agents, assigns representatives, contractors, and subcontractors, and the subrogees of said parties.

A. Customer's Liability and Indemnity. Other than as a result of the gross negligence or willful misconduct of Oceaneering, Customer shall be solely responsible for and shall protect, defend, indemnify and hold harmless Oceaneering, et al and any vessel owned, operated or controlled by Oceaneering, et al from and against any and all claims, demands, judgments, awards, debts, damages, losses, causes of action, suits, expenses and costs arising out of or in connection with illness, injury to or death of employees of Customer, et al or damage to or loss of any property or equipment owned, operated or controlled by Customer, et al and in any way sustained or alleged to have been sustained in connection with or by reason of Oceaneering, et al's performance of the work.

B. Oceaneering's Liability and Indemnity. Other than as a result of the gross negligence or willful misconduct of Customer, Oceaneering shall be solely responsible for and shall protect, defend, indemnify and hold harmless Customer, et al and any vessel owned, operated or controlled by Customer, et al from and against any and all claims, demands, judgments awards, debts, damages, losses, causes of action, suits, expenses and costs arising out of or in connection with illness, injury to or death of employees of Oceaneering, et al or damage to or loss of any property or equipment owned, operated or controlled by Oceaneering, et al and in any way sustained or alleged to have been sustained in connection with or by reason of Customer, et al's performance of the work.

C. Other than as a result of the gross negligence or willful misconduct of Customer, Oceaneering shall be responsible for and defend, indemnify and hold harmless Customer, et al and any vessel owned, operated or controlled by Customer, et al for any loss or damage arising from pollution emanating from the equipment or vessels owned, operated or controlled by Oceaneering, et al and irrespective of the negligence or other fault of Customer et al. Other than as a result of the gross negligence or willful misconduct of Oceaneering, Customer shall be responsible for and defend, indemnify and hold harmless Oceaneering, et al and any vessel owned, operated or controlled by Oceaneering, et al for any loss or damage from pollution emanating from equipment or vessels owned, operated or controlled by Customer, et al or from pollution, contamination or seepage which may result from fire, pipeline, well or reservoir damage or any other manner as a result of the performance of the work by Oceaneering.

D. Insurance. Irrespective of the negligence (sole, concurrent, or gross) or other fault of an indemnified party, the parties shall cause to be carried insurance sufficient to cover their respective indemnification obligation under this Agreement.

E. Loss or Damage occasioned during operations authorize by Customer which are extra hazardous or otherwise out of the normal course of operation will be for the account of the Customer, whose responsibility shall be to reimburse for actual cost of items lost or damages. Customer's authorization to conduct Hazardous Operations will be obtained prior to commencement of operations and approval will be evidenced by signature on the daily log by the Customer's representative designated in writing by the Customer pursuant to Exhibit A.

F. In the event of a claim that the salvage of items or artifacts form the Project Site is in violation of applicable law or rights claimed by others, Customer agrees to defend, indemnify and hold harmless Oceaneering, its subsidiaries, and their officers, directors, employees, agents and representatives and the Vessel harmless from and against all losses, damages or judgments incurred by the indemnified parties, including the costs and expenses of defending any claim, including reasonable attorney's fees. Customer at its option shall have the right at its sole expense to defend any such claim, provided it furnishes Oceaneering with security deemed adequate for any possible judgment.

8. Hazardous Operations. For the purposes of this clause, Hazardous Operations shall mean operating the Customer Supplied Equipment from the Magellan. In the event the Magellan is lost or damaged due to the operation from the Magellan of the Customer Supplied Equipment, Customer shall be solely responsible for the repair and/or replacement of the Magellan and defend, indemnify and hold harmless Oceaneering for any claims arising out the loss or damage to Customer Supplied Equipment. Customer's insurance coverage shall be primary with respect to a loss as a result of Hazardous Operations.

9. Limitation of Liability. In no event shall a party be liable to the other party hereto for any consequential or indirect loss or damage whether arising under contract, admiralty, tort or otherwise by operation of law and whether or not foreseeable at the date hereof howsoever caused.

10. The ROV Operations

       10.1 The Customer's representatives on board the Vessel shall supervise the voyage from the Port of Boston to the Titanic site (the Operation Area).

       10.2 Oceaneering shall prepare the equipment for the operation, shall work with the other equipment providers to complete interfacing the Customer Supplied Equipment and cameras, and shall operate the Magellan system in the Operation Area. Continuously during periods where the weather and sea states permit, and during periods where the necessary emissions from the global positioning satellite are received, Oceaneering shall conduct operations in accordance with an agreed Titanic detailed operations plan, set forth in Annex A, as nearly as navigational equipment, ship handling, weather, and sea states permit. Annex A will be prepared and coordinated prior to commencement of ROV operations. Oceaneering, within the applicable operational constraints, will use its best endeavors to maximize ROV operations and effectiveness.

       10.3 In case of break-down affecting durably technical or operational capabilities of the Magellan System before or after the delivery to Customer, Oceaneering shall use best efforts to restore the same as quickly as possible.

11. Government Approvals. Customer shall bear the responsibility for obtaining any necessary government approvals including without limitation permission of the government having jurisdiction under international law over the Operations Site.

12. Force Majeure. Neither party shall be liable for failure to perform or delay in performance when such failure or delay shall be occasioned by external causes beyond the control of the parties, including among such causes (but without in any way limiting the generality of the foregoing), acts of God, weather and sea conditions; insurrection, riot, fire, terrorism, piracy, strikes or other labor difficulty, embargoes, and war and other armed conflict. Nothing herein shall excuse Customer from making payments that are due Oceaneering under this Agreement.

13. Governing Law. The validity, construction and performance of this Agreement and the rights and obligations of the parties arising in connection with this Agreement, shall in all respects be governed by the laws of Texas, excluding the conflicts of law rules, and by the applicable maritime law of the United States of America.

14. Jurisdiction. The Parties agree to the exclusive jurisdiction of courts of competent jurisdiction situated in Harris County, Texas for the resolution of any controversy or claim arising out of or in relation to this Agreement or breach thereof.

15. Entire Agreement. The terms and conditions of this Agreement, read with Exhibit A, B and C constitute the entire agreement between the parties and any amendment thereof shall have no force or effect unless recorded in writing and signed by or on behalf of both parties. This Agreement may be signed in separate counterparts, each of which shall be deemed an original.

       In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

RMS TITANIC, INC.


/s/ George Tullech by AHC
--------------------------------------------
By:  George Tullech by Allan H. Carlin, its counsel
Its: President

OCEANEERING INTERNATIONAL, INC.

/s/ Donald R. Dean
--------------------------------------------
By:  Donald R. Dean
Its: Vice President, Cable Operations

                            EXHIBIT A - PAYMENT TERMS

The following are the Payment Terms as referred to in Article 5.

1.    20%   Due upon contract signing. Also at contract signing, the costs for any agreed modifications to the MAGELLAN 725 for the Titanic
            Expedition. (Both amounts previously paid; Oceaneering acknowledges receipt thereof.)

2.    20%   Upon completion of system mobilization onto Customer-supplied vessel
            (Assumed that payment will be due on July 29, 1998).

3.    20%   Two (2) weeks after departure from mobilization port (Assumed payment will be due on August 13, 1998).

4.    20%   Upon departure from site (Assumed payment will be due on September
            2, 1998.)

5.    20%   Upon completion of demobilization from the vessel at the
            demobilization port (Assumed payment will be due on September 8, 1998.)

                                    EXHIBIT B

                                Additional Terms

A. All items supplied to Customer and authorized in advance in writing. e.g. video tapes, film, etc., will be charged at cost plus fifteen percent (15%) (authorizations to be on a daily basis.)

B. If the Operations extend beyond forty five (45) days, the operations crew will be rotated approximately every 45 days. The cost of the rotation and transportation of personnel will be to Customer's account.

C. Except for initial mobilization and demobilization, all customs, entrance fees, duty, carnet, dockage, etc., incurred during the period of the charter will be charged to the Customer's account at cost plus fifteen percent (15%).

D. Extra services, materials, fabricating ship modifications, additional equipment installation, crew and equipment ordered and approved in writing by Customer and Oceaneering will be charged to the Customer at cost plus fifteen percent (15%).

E. Customer shall appoint its own customs broker/shipping agent for any equipment, parts or artifacts owned by Customer.

F.     Customer's designated representative: Allan H. Carlin

G.     Customer Supplied Equipment

o T-Rex MiniROV. This is a miniROV being built specifically for this project to allow penetration into the TITANIC hull to obtain video of areas which cannot be reached by the Magellan, or which would be deemed unsafe for Magellan. The vehicle has been designed to work with Magellan as a "mother" or support platform and T-Rex is considered sacrificial to protect and insure recovery of Magellan. Customer representatives and Oceaneering personnel have had ongoing discussions of interface requirements, weights, and deployment options. Final evaluations of integration and operation issues will be made jointly during the mobilization period. The vehicle specifications and requirements are as follows:

       Vehicle in-air weight  300 lbs.
       Vehicle in-water weight  Neutral
       Vehicle Dimensions       32" x 26" x 19"
       Tether in-air weight   100 lbs.
       Tether in-water weight  30 lbs.

       Tether length           300 feet.

       Power and Signal
       120 VAC@ approx 20 amps (single phase)
       one bidirectional RS-422 channel@ up to 38.4 Kbaud one coax for connection to one of the Magellan video uplink channels

o Remora MiniROV. This is a MiniROV which has been built for other similar applications, and which is being upgraded with a Woods Hole supplied camera system to serve as a backup for either the T-Rex system or for use on one of the other support platforms being utilized for this project in a similar manner. This assures a backup vehicle capability through the live broadcast period. In regards to its use with Magellan support, a joint evaluation will be made and emergency backup plans generated during the mobilization period.

                                    EXHIBIT C

                            [OCEANEERING LETTERHEAD]

TELEFAX

                                             Number of Pages: (Includes cover) 3
REF:      DRD-099/514
DATE:     14 May 1998

TO:       TITANIC
ATTN:     George Tulloch
FAX NO:   212-482-1912

FROM:     Donald R. Dean
SUBJECT:  MAGELLAN 725 System

As per our conversations over this week, OCEANEERING thanks you for the opportunity to provide a quotation for our MAGELLAN 725 system to support the TITANIC operation which will take place in July/August 1998. Our proposal consists of the following:

o      Mobilizing the MAGELLAN 725 and crew to Boston
o      Loading and unloading the MAGELLAN 725 onto customer supplied vessel.
o      The MAGELLAN 725 and crew for 45 days total.
o      Demobilization of the MAGELLAN 725 and crew

TOTAL PROJECT COST                                                  $600,000 USD

The total project cost is based on the MAGELLAN 725 system as is without any changes to the basic system and personnel necessary to operate the system for 24 hours a day throughout the complete project. Any changes required to the system to meet customer requirements will be performed at cost plus.

Mobilization / Demobilization

MAGELLAN 725 System

The cost provided will include the following items:

o System preparation for the operation including a complete operational check-out.
o      System packing for shipment
o      Round trip shipping to Boston.
o      Round trip personnel transportation to Boston.

OPERATIONS

The cost is based on the following schedule:

o      Mobilization on board the vessel July 22 through 27
o      Transit to site
o      Operations on site through September 1
o      Return transit to Boston
o      System offload

The MAGELLAN system is presently available. The cost of ship modifications, welding, cranage etc required to install and remove the Magellan 725 from customer supplied vessel will be provided by the customer at no cost to OCEANEERING. If additional time is required or the schedule extends beyond the stated times, then the extra days will be charged out at the following Day Rates:

Operations:                        $15,000 USD
Standby:                           $12,500 USD

TERMS AND CONDITIONS

1. This offer is made subject to the availability of equipment and personnel at time of award, and to a mutually acceptable Form of Contract.

2. Rates quoted are exclusive of video tapes, photographic material and any yet to be identified "job-specific" consumable which will be re-charged at documented cost plus 10%.

3. Rates quoted are exclusive of all foreign income taxes (Corporate and Personal), value added taxes (VAT), visa costs, Customs, import and agent fees, local licenses/fees, and all other "special" charges of a similar nature. All such costs incurred by Oceaneering will be invoiced to Customer at our cost plus fifteen percent (15%). This invoice is payable in full to Oceaneering in United States Dollars and is to be deposited directly into our designated bank in the United States.

4.     Client/Company shall provide the following services at no cost to
       Oceaneering: quayside, offshore cranage and transportation, sea-fastening, welding, testing and subsequent removal of the ROV system onboard Company Vessel, suitable stable electrical power for proposed ROV system and associated equipment, accommodation, victualing and reasonable business communications for Oceaneering' s personnel.

5. Client will provide for all work permits and visas, and will pay for all taxes and duties according to the law, rules, and regulations of the authorities concerned.

6. Oceaneering would reserve the right at any time to assign our sub-contract, if we are the successful bidder, to any other Company within the Oceaneering group of companies.

7. Oceaneering would reserve the right to be reimbursed at documented cost plus 15% for the provision of any reporting that may ultimately be required.

8. This offer is valid for thirty (30) days from the date of submission and subject to revalidation thereafter.

We look forward to working with you on the TITANIC Project.

Sincerely,


/s/Donald R Dean

Donald R. Dean
Vice President, Cable Operations